Exhibit 10.5
SPECIAL PROVISIONS FOR NAESB BASE CONTRACT
FOR SALE AND PURCHASE OF NATURAL GAS
     Seminole Energy Services, LLC (“Buyer”) and Daugherty Petroleum, Inc. (“Seller”) hereby agree as of July 15, 2009 (the “Effective Date”) to the following Special Provisions, which hereby amend and modify the NAESB Base Contract for Sale and Purchase of Natural Gas (including the General Terms and Conditions) (the “Base Contract”) executed by the parties on July 15, 2009. All capitalized terms, unless otherwise defined herein, have the meanings set forth in the Base Contract.
Modifications to Base Contract
     1. Additional Definitions. Section 2 of the Base Contract is hereby amended to add the following definitions:
     “Asset Purchase Agreement” is defined in the Gathering Agreement.
     “Committed Reserves” means all of Seller’s Interests in and to all natural gas reserves in and under or that otherwise may be attributable to any of the lands or geographic area covered by, or included within the four corners of, the map depicted on Exhibit A, excepting and excluding therefrom the Gausdale/KayJay, Fount, Pineville, and Skinner Production Areas.
     “Contract Quantity” means the sum of Seller’s Daily Deliverability of Gas and the Existing Contracts Volume, not to exceed an aggregate of 30,000 Mcf’s per Day.
     “Delivery Points” means the points on the Gathering System described in Exhibit B where Buyer purchases Seller’s Gas hereunder.
     “Existing Contracts” means the Gas Gathering Agreement, dated March 14, 2006, between NGAS Gathering, LLC and Chesapeake Appalachia, L.L.C. and the Gas Gathering Agreement, dated October 5, 2004, between Duke Energy Gas Services Corporation and Forexco, Inc.
     “Existing Contracts Volume” means the volume of Gas to be gathered by Seller under the Existing Contracts on any Day, together with volumes of Gas to be sold by Seller to Stand Energy under the Stand Contract to the extent permitted herein below.
     “Forward Sale Agreement” is defined in Section 15.13 hereof.
     “Gathering Agreement” means the Gas Gathering Agreement, dated of even date herewith, between Buyer and Seminole Stone Mountain, LLC and NGAS Gathering II, LLC.
     “Gathering Fees” is defined in the Gathering Agreement.
     “Gathering System” is defined in the Joint Ownership Agreement.
     “Joint Ownership Agreement” is defined in the Asset Purchase Agreement, as such joint Ownership Agreement may be amended from time to time.
     “Processing Agreement” means the Gas Processing Agreement, dated September 14, 2007, among Seller, as producer, and Seller and Seminole Gas Company, as plant owners.
     “Receipt Points” means the points on the Gathering System described in Exhibit B where Seller’s Gas is received by Buyer into the Gathering System.
     “Rogersville Plant” means the Rogersville Gas Processing Plant in Christian County, Tennessee.
     “Seller’s Daily Deliverability of Gas” means the volume of Gas which is physically capable of being produced by Seller on any Day in accordance with applicable laws and good industry practices from the Committed Reserves.
     “Seller’s Interests” means the oil, gas, and mineral interests owned or controlled by Seller or its Affiliates in and to any of the lands or geographic area covered by, or included within the four corners of, the map depicted on Exhibit A, excepting and excluding therefrom the Gausdale/KayJay, Fount, Pineville, and Skinner Production Areas, as the same may be extended or expanded from time to time., whether now owned or hereafter acquired, and the production therefrom, and all interests in any wells, whether now existing or drilled hereafter, on or completed on any of the lands or geographic area covered by, or included within the four corners of, the map depicted on Exhibit A, excepting and excluding therefrom the Gausdale/KayJay, Fount, Pineville, and Skinner Production Areas, as the same may be extended or expanded from time to time., or within any pooled area, communitized area, or unit, even though Seller’s Interest may be incorrectly or incompletely stated, all as the same shall be enlarged by the discharge of any burdens or by the removal of any charges or encumbrances to which any of same may be subject as of the Effective Date, and any and all replacements, renewals, and extensions or amendments of any of the same.
     “Stand Contract” means that certain Base Contract for Short-Term Sale and Purchase of Natural Gas dated as of November 21, 2001, by and among Seller and Stand Energy, as amended, together with any and all existing confirmations, purchase orders or other commitments remaining under (or executed in connection with) this contract.
     “Stand Energy” means Stand Energy Corporation.
     “Stand Lockbox” means a new, segregated bank account established by Buyer, and which Buyer shall have the sole right to withdraw funds or amounts. The purpose of the Stand Lockbox will be to receive Stand Proceeds, and neither Buyer nor Seller shall deposit any other amounts therein.
     “Stand Proceeds” means any payments, proceeds, fees or other amounts to be paid to Seller in, under or in connection with the Stand Contract, together with any interest or earnings thereon, if any, to the extent deposited in the Stand Lockbox.
     2. Quantity. Section 3.1 is amended to add the following sentence:
     “Seller shall deliver, and Buyer shall receive, the Contract Quantity each Day on a Firm basis. Seller’s Gas and the Existing Contracts Volume shall be delivered to Buyer at the Receipt Points for gathering on the Gathering System, and Seller’s Gas shall be purchased by Buyer at the Delivery Points, all as set forth herein. The Existing Contracts Volume shall be gathered, but not purchased, by Buyer hereunder. For purposes of clarity, the Contract Quantity shall include only Gas volumes attributable to the Committed Reserves and the Existing Contracts and Seller shall not deliver, and Buyer shall have no obligation to receive hereunder, any Gas volumes produced or owned by third parties, other than Gas produced by Seller and its Affiliates in wells located on the lands described in Exhibit A and the Existing Contracts Volume, which shall be gathered, but not purchased, by Buyer hereunder. Buyer shall never be obligated to receive on any Day volumes of Gas hereunder in excess of 30,000 Mcf’s per Day, as such maximum volume is allocated to each Receipt Point as shown in Exhibit B, except that Seller, prior to the second anniversary of the Effective Date, shall have the right to deliver volumes to the Fonde Receipt Point in excess of the maximum volume shown in Exhibit B for such Receipt Point up to the lower of (x) the maximum available receipt capacity at such Fonde Receipt Point, or (y) a volume that when added to all volumes delivered by Seller at all Receipt Points does not exceed 30,000 Mcf’s per Day, by written notice to Buyer. If Seller elects to deliver such additional volumes to the Fonde Receipt Point, then Seller shall reduce (but not increase) the volumes delivered at one or more of the other Receipt Points so that the total volumes delivered hereunder never exceed 30,000 Mcf’s per Day. Any such election by Seller shall remain in effect until the second anniversary of the Effective Date and, for the term of the Contract, unless, prior to the second anniversary of the Effective Date, Seller notifies Buyer of any additional increase (but not decrease) in the volumes to be delivered to the Fonde Receipt Point (up to 30,000 Mcf’s per Day), and the corresponding reductions in the volumes delivered at one or more of the other Receipt Points necessary to cause the total volumes delivered hereunder to never exceed 30,000 Mcf’s per Day. Such final election by Seller shall remain in effect for the remaining term of this Agreement.”
     3. Seller’s Reserves Commitment. The following Section 3.5 shall be added to Section 3 of the Base Contract:
     3.5 Seller’s Reserves Commitment
          (a) Commitment. Each Day Seller shall make available to Buyer at the Delivery Points all of Seller’s Daily Deliverability of Gas. Subject only to Seller’s reservations below, Seller exclusively commits to the performance of this Agreement the Committed Reserves, represents that the Committed Reserves are not otherwise subject to any purchase and sale agreement, except as shown on Schedule 3.5, and agrees not to sell, transfer, or deliver to any third party any Gas produced from the Committed Reserves. Seller agrees to cause any existing or future Affiliates of Seller to be bound by, and to execute and join as a party, this Agreement. Seller agrees that this dedication is a covenant running with the land.
          (b) Seller’s Reservations. Seller reserves the following rights (and reasonable quantities of Gas to satisfy same): (i) to operate wells producing from the Committed Reserves as a reasonably prudent operator, (ii) to separate or process the Gas using only mechanical, ambient temperature equipment located at surface production facilities on the Subject Leases, (iii) to use Gas produced from the Committed Reserves for operating the wells located thereon, (iv) to pool or unitize the Committed Reserves, in which event this Agreement shall cover Seller’s Interest therein, and (v) to process Gas delivered hereunder in the Rogersville Plant for the extraction of natural gas liquids under the Processing Agreement. In addition, Seller’s reservations also include the volumes of Gas sold under the Stand Contract, subject to the provisions of Section 3.6 and 3.7 below with regard thereto.
          (c) Memorandum. Seller shall enter into and deliver to Buyer, at Buyer’s request, a fully recordable memorandum of this Contract, in a form acceptable to Buyer.
     4. Contract Price. The following Section 3.6 and Section 3.7 and Section 3.8 shall be added to Section 3 of the Base Contract:
     3.6. Contract Price.
          (a) Net Proceeds. As full and complete consideration for the purchase of Seller’s Gas hereunder, Buyer shall remit to Seller the amount by which (i) the proceeds from all physical sales received by Buyer from the resale of such Gas at or downstream of the Delivery Points, adjusted for any and all credits or debits from Fixed Price Trigger Transactions as may be entered into and identified as such from time to time, together all Stand Proceeds received by Buyer or deposited in the Stand Lockbox during the Month in question (collectively, the “Monthly Net Proceeds”) exceeds (ii) the Gathering Fees for the same Month under the Gathering Agreement, less an administrative fee of $0.015 per MMBtu of Seller’s Gas purchased hereunder; provided, however, that the $0.015 administrative fee will not be deducted or charged by Buyer with regard to either (x) the volumes of Gas sold directly by Seller under the Stand Contract, or (y) volumes of Gas purchased by Buyer where there is no back-to-back contract with a third party, as contemplated in Section 3.6(d) below.
          (b) Seller’s Payment Obligation. Seller shall owe and pay to Buyer all of the same Gathering Fees as are provided as Gathering Fees under the Gathering Agreement. Notwithstanding the netting permitted by Buyer under Section 3.6(a) above, Seller shall always be obligated each Month to pay to Buyer the amount, if any, by which (i) the Gathering Fees for that Month exceeds (ii) the Monthly Net Proceeds for such Month. For example, if, for any reason (including the occurrence of a Force Majeure event or diminished Committed Reserves), the Gas volumes delivered by Seller in a Month are insufficient to result in Monthly Net Proceeds received by Buyer that exceed the Gathering Fees in the same Month, Seller shall be required to pay to Buyer the amount of such difference.
          (c) Annual Adjustment. The term “Gathering Fees,” when used in Section 3.6(a) and (b), means all of the Gathering Fees as defined in the Gathering Agreement, as adjusted from time to time under Section 4.2, Section 4.3 and Section 4.5 of the Gathering Agreement.
          (d) Marketing Efforts/Prices. Except as hereinafter provided in Section 3.7, Buyer and Seller agree that Buyer shall be the first purchaser (First Purchaser) of Seller’s Gas at the Delivery Points hereunder. The price paid to Seller by Buyer as First Purchaser shall be identical to the price received by First Purchaser from a Second Purchaser, as hereinafter defined, for Gas at the Delivery Points less an administrative fee of $0.015 per MMBtu. Using commercially reasonable efforts First Purchaser shall coordinate with Seller regarding the various terms, prices, and other conditions pursuant to which Gas shall be sold by First Purchaser to third parties (Second Purchaser[s]) at the Delivery Points. Accordingly, Buyer as First Purchaser shall solicit offers from potential Second Purchaser(s) it deems appropriate to purchase Gas at the Delivery Points. To the extent First Purchaser elects to do so, at its sole option and election, First Purchaser shall have the right to propose terms and prices for its purchase of the Seller’s Gas as a Secondary Purchaser or to match the terms and price of the then highest-priced offer received from a third-party Secondary Purchaser (if First Purchaser elects to match, then preference will be given to First Purchaser’s offer and First Purchaser shall purchase and pay the offered amounts, subject to the other terms hereof). In addition, Seller shall have the right and option to notify First Purchaser by verbal or written communication of possible sales opportunities with potential Second Purchaser(s) of Seller’s Gas (insofar as the proposed term of such opportunities would not extend beyond the term of this Agreement). Using commercially reasonable efforts, First Purchaser shall timely present to Seller (whether verbally or in writing) such offers as it may obtain from potential third-party Second Purchasers for such volumes of Gas at the Delivery

Points, and if it so elects to also present to Seller the First Purchaser’s own offer or offers to match the then highest-priced third-party offer received and currently presented. Seller shall elect and direct at its sole discretion which offer First Purchaser should pursue, accept, and confirm (or if First Purchaser has offered to match the highest-priced offer from a third-party Second Purchaser currently presented to Seller then to accept the matching offer of First Purchaser); further provided, however, that it shall be Seller’s sole choice and election as to which of the offer(s) presented by First Purchaser to Seller (or which Seller forwarded to First Purchaser) are the highest or best offer(s) for First Purchaser to accept and confirm. If Seller fails to respond and confirm to First Purchaser which offer(s) to accept and pursue prior to the time when First Purchaser must commit, make a purchase election, or make any proposed nominations in connection with such sales opportunity, then in order to avoid the constraint or shut-in of gathered volumes, First Purchaser shall have the right to elect, in its sole discretion, which sales opportunity (and the terms and prices referred to in First Purchaser’s notice to Seller) represents the best offer in its reasonable commercial judgment, to accept for the limited purpose of avoiding constraint or shut in of such volumes, but only insofar as First Purchaser does NOT enter into sales commitments with regard to such uncommitted volumes that have a term longer than 45 days. If (x) Seller provides First Purchaser, prior to First Purchaser’s commitment of such volumes to a sales opportunity solely in order to avoid constraint or shut in of such volumes, with the above described directions (any verbal response or direction from Seller must be followed-up in writing to First Purchaser within 24 hours by Seller) regarding a sales opportunity to sell the Gas purchased hereunder at the Delivery Points to a Second Purchaser (or to First Purchaser directly or in connection with an election by First Purchaser to match such third-party offer[s]) and having a term no longer than the term of this Agreement, or (y) Seller selects sales opportunity identified by First Purchaser (assuming First Purchaser notified Seller of multiple sales opportunities), then (A) First Purchaser shall enter into a sales contract to sell such volumes on such terms as so directed by Seller, and providing that such Second Purchaser meets the standard credit qualifications and requirements of First Purchaser, then First Purchaser shall take all credit risk (including risk of collection and payment) of such sale of Gas; or, (B) in the event that Seller accepts and directs the sale of Gas by First Purchaser to a Second Purchaser that fails to meet the standard credit qualifications and requirements of First Purchaser then Seller shall assume and bear all credit risk (including risk of collection and payment) of such purchasers by Second Purchaser but First Purchaser shall forego the $0.015 administrative fee hereinabove referenced. In addition, however, and notwithstanding the above, Seller shall continue to assume and bear all such credit risk regarding volumes of Gas sold to Stand Energy under the Stand Contract.
     3.7 Stand Contract; Direction of Stand Proceeds; Appointment of Agent
          (a) Stand Contract. To the extent the Stand Contract can be assigned to Buyer, Seller shall assign its rights under the Stand Contract to Buyer as part of the assets under the Asset Purchase Agreement. To the extent that the Stand Contract cannot be assigned to Buyer at the Closing under the Asset Purchase Agreement, then:
          (i) Seller shall, simultaneous with the Closing under the Asset Purchase Agreement, notify Stand Energy in writing, stating that Seller thereafter directs and requires (and take such other action as may be required to cause) Stand Energy to pay and deposit all Stand Proceeds into the Stand Lockbox. Such direction of payment of the Stand Proceeds shall not be changed or modified by Seller during the term of this Agreement, without Buyer’s prior written approval. In addition, Seller shall not agree to any new confirmations, sales of Gas, or other commitments to sell Gas with Stand Energy under the Stand Contract without Buyer’s prior written approval; and any further sales or commitments to sell any of Seller’s Gas to Stand Energy during the term of this Agreement, if any, shall be made only through Buyer under this Agreement; provided, however, that to the extent Buyer does consent to a subsequent sales transaction under the existing Stand Contract, the other provisions below (including, without limitation, the direction of payments to the Stand Lockbox and the appointment of Buyer as agent, shall apply with regard thereto).
          (ii) Seller assigns and transfers to Buyer all rights to receive all Stand Proceeds, subject to the provisions of Section 3.6 above. Any Stand Proceeds paid to Seller shall immediately be deposited by Seller in the Stand Lockbox.
          (iii) In addition, Seller irrevocably designates and appoints Buyer as its sole and exclusive marketing agent under the Stand Energy Contract, and Buyer is hereby granted the authority, in Seller’s place and stead, to receive and deliver any notices or communications, nominations, or other notices in, under or pursuant to the Stand Energy Contract. When requested by Buyer, Seller shall notify Stand Energy in writing, stating that Buyer is Seller’s exclusive agent for such purposes and Seller thereafter directs and requires (and Seller shall take such other action as may be required to cause) that any further communications or notices under the Stand Energy Contract should be directed to Buyer with a copy to Seller. This appointment of Buyer is irrevocable until the earlier of (1) the termination of the Stand Energy Contract (including all remaining confirmations and commitments thereunder) or (2) the termination of this Agreement. Seller shall not change or modify the directions to Stand Energy described above without Buyer’s prior written approval. Notwithstanding any provisions hereof or in the Stand Energy Contract to the contrary, Buyer shall have no liability or obligation to pay any amount or sum whatsoever to Stand Energy (or any other interested parties thereunder) under the Stand Energy Contract and Buyer shall not have any other liability or obligation to Seller with regard to the Stand Energy Contract, except solely with regard to Buyer’s liability to Seller under Section 3.6 above, REGARDLESS OF WHETHER ARISING FROM OR ATTRIBUTABLE TO, IN WHOLE OR IN PART, THE STRICT LIABILITY, NEGLIGENCE OR OTHER FAULT OF SELLER, BUYER, STAND ENERGY, OR ANY OTHER PERSON.
     3.8 Appointment as Administrative Agent. Buyer also is hereby appointed, and shall be, the point operator and administrative agent at the delivery point for purposes of confirming downstream nominations of the Seller’s Gas purchased or received at the Delivery Points, and for purposes of confirming operational volume imbalance receipts and deliveries at the Delivery Points, as well as such related functions related thereto.
     5. Gathering. Section 4.1 of the Base Contract shall be amended in its entirety as follows:
     “Seller shall have sole responsibility for transporting gas to the Receipt Points. Buyer shall cause Seller’s gas to be received at the Receipt Points and shall cause Seller’s gas to be gathered and redelivered to the Delivery Points. Seller shall bear line loss, dehydration fuel, and applicable compression fuel which may occur or be necessary to accomplish the gathering of Seller’s Gas from the Receipt Points to the Delivery Points, other than any extraordinary line losses retained by the Gathering System operator under the Gathering Agreement. Line loss (or gain), dehydration fuel, and applicable compression fuel shall be measured for each Month as the difference between the total volume of Gas received by the Gathering System from all shippers at the Receipt Points less the total volume of Gas delivered by the Gathering System operator on behalf of all shippers to the Delivery Points and then allocated by Buyer to Seller’s Gas at each Delivery Point. Seller shall retain the right to process its Gas delivered hereunder in the Rogersville Plant for the extraction of natural gas liquids under the terms of the Processing Agreement. The quantity (in MMBtu’s) of Seller’s Gas purchased hereunder by Buyer at the Delivery Points (which shall exclude the Existing Contracts Volume) shall be deemed to be equal to the sum of (in MMBtu’s) (i) for Seller’s Gas processed in the Rogersville Plant, the quantity of residue gas remaining at the tailgate of the Rogersville Plant as measured under the Processing Agreement and (ii) for Seller’s Gas delivered to other Delivery Points, the quantity of Seller’s Gas sold and measured under the Gas Sales Contracts under which Buyer resells such Gas at such Delivery Points. Seller grants to Buyer and its Affiliates or designees the right to monitor the receipt and delivery point meters constituting a portion of the Gathering System for purposes of verifying compliance with this Agreement and the Gathering Agreement, and, if the Seller or its Affiliate fail to take any meter readings and measurements when and as required under this Agreement or the Gathering Agreement, Seller, on behalf of itself and its Affiliates, authorizes Buyer or any Buyer Affiliate or designee to take such required meter readings and measurements.”
     6. Scheduling. Section 4.2 of the Base Contract shall be amended in its entirety as follows:
     “Seller shall Notify Buyer not less than 5 Business Days before the last day of each Month of the total volume of Gas (in Mcf/d and MMBtu’s) that Seller expects to deliver to in the following Month, specifying the volumes to be delivered at each Receipt Point. Seller may modify their nominations at any time upon at least 24 hours Notice. The parties shall coordinate their nomination activities, giving sufficient time to meet the deadlines of the Gathering System operator and the Receiving Transporters at the Delivery Points. Each party shall give the other party timely prior Notice, sufficient to meet the requirements of the Gathering System operator and the Receiving Transporters involved in the transaction, of the quantities of Gas to be delivered to each Delivery Point each Day. If either party becomes aware that actual deliveries at the Receipt Points or Delivery Points are greater or lesser than the quantities of scheduled Gas, such party shall promptly Notify the other party. Throughout the term of this Agreement, the parties agree to work together to refine and improve the scheduling, nominating, and balancing procedures applicable to Seller’s Gas to accommodate the Gathering System operator and each Receiving Transporter’s nomination procedures (or changes to such procedures) and the operational requirements of both Seller and Buyer.”

     7. Quality and Measurement. Section 5 of the Base Contract shall be amended in its entirety as follows:
     “All gas delivered by Seller shall meet the pressure, quality, and heat content requirements set forth in the Gathering Agreement, as amended from time to time. Measurement of gas quantities shall be in accordance with Article 7 of the Gathering Agreement.”
     8. Taxes. Section 6 of the Base Contract shall be amended in its entirety as follows:
     “Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas prior to the Delivery Points and all Taxes at the Delivery Points, other than Taxes payable in respect of the gathering of Seller’s Gas from the Receipt Points to the Delivery Points which shall be paid by Buyer. Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas after the Delivery Point(s) and all Taxes payable in respect of the gathering of Seller’s Gas from the Receipt Points to the Delivery Points, other than Taxes payable in respect of the processing of Seller’s Gas under the Processing Agreement which shall be paid by Seller. If a party is required to remit or pay Taxes that are the other party’s responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.”
     9. Section 7.2. Section 7.2 of the Base Contract shall be amended in its entirety as follows:
     “Buyer shall remit to Seller all amounts due hereunder, in the manner specified in the Base Contract, in immediately available funds, on or before the Payment Date but no earlier than the first to occur of (i) the date on which the purchaser of Seller’s Gas pays Buyer for Seller’s Gas purchased in the prior Month or (ii) thirty (30) Days after the end of the production Month for such Gas; provided, however, that if any of the customers listed in Exhibit C hereto shall fail to pay Buyer for gas purchased and delivered the prior month, payment of such quantity of Seller’s Gas shall not be made until the third Business Day after such customer remits payment to Buyer for such quantity of Seller’s Gas. If such date is not a Business Day, payment is due on the next Business Day following such date. In the event any payments are due Buyer hereunder, payment to Buyer shall be made in accordance with this Section 7.2, including any payments that may be due by Seller to Buyer under Section 3.6(b) above.”
     10. Title and Indemnity. Section 8.1, 8.2, and 8.3 of the Base Contract shall be amended in their entirety as follows:
     8.1. Title to the Gas shall pass from Seller to Buyer at the Delivery Points, Existing Gas Volumes other than Existing Gas Volumes gathered hereunder, the title to which shall not pass to Buyer. Seller shall have responsibility for and assume any liability with respect to Gas prior to its delivery to Buyer at the Receipt Points. Buyer shall have responsibility for and assume any liability with respect to Gas after its delivery to Buyer at the Receipt Points, other than matters related to title to the Gas which shall remain with Seller until title has passed to Buyer at the Delivery Points for Gas purchased hereunder.
     8.2. Seller warrants that they will have the right to convey and will transfer good and merchantable title to all Gas sold to Buyer hereunder, free and clear of all liens, encumbrances, and claims. EXCEPT AS PROVIDED IN THIS SECTION 8.2 AND IN SECTION 15.8 AND SECTION 15.15, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE, ARE DISCLAIMED.
     8.3. Seller agrees to indemnify Buyer and save it harmless from all losses, liabilities or claims including reasonable attorneys’ fees and costs of court (“Claims”), from any and all persons, arising from or out of personal injury (including death) or property damage from said Gas prior to delivery to Buyer at the Receipt Points. Buyer agrees to indemnify Seller and save it harmless from all Claims from any and all persons arising from or out of claims regarding personal injury (including death) or property damage from said Gas or other charges thereon after delivery to Buyer at the Receipt Points. In addition, Seller agrees to indemnify Buyer and save it harmless from all Claims from any and all persons arising from or out of (i) title to Gas prior to the Delivery Points, (ii) breach or default by Seller of its obligations under any contract, agreement, or applicable law to pay or perform any amounts due to any royalty owner, partner, or limited partner of any partnership or limited partnership of which Seller is an Affiliate or to any other third party, and (iii) personal injury (including death) or property damage from Gas after redelivery by Buyer to the Delivery Points, other than the Rose Hill Delivery Point. IT IS THE INTENT OF THE PARTIES THAT THE INDEMNITIES SET FORTH IN THIS SECTION BE WITHOUT REGARD TO THE CAUSES THEREOF, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF ANY INDEMNIFIED PARTY OR OTHER PERSON, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE, OR THE STRICT LIABILITY OF ANY INDEMNIFIED PARTY OR OTHER PERSON
     11. Section 10.1. Section 10.1 shall be deleted for all purposes.
     12. Delivery Period. The first sentence of Section 12 shall be amended in its entirety to read as follows:
     “The Delivery Period, and the primary term of this Agreement, shall commence on the Effective Date shown in the Base Contract and continue in effect until the fifteenth (15th) anniversary of such Effective Date (the “Primary Term”), and, if not terminated during the Primary Term, shall continue in effect for a second fifteen (15) year term (“Secondary Term”) on the same terms and conditions herein, and thereafter from year-to-year unless terminated by either party upon written notice by either party not less than sixty (60) days prior to the end of such then current one-year term..”
     13. Assignment. Section 15.1 shall be amended in its entirety to read as follows:
     “No party may assign or delegate any of its rights or obligations under this Agreement, by operation of law, change of control, or otherwise, without the prior written consent of the other party, which consent may be withheld at the discretion of such other party. If an Affiliate of Buyer exercises its option under the Asset Purchase Agreement to acquire all of the ownership interests in the Gathering System, then, effective upon completion of such acquisition, either party may assign or delegate its rights or obligations under this Agreement with the consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed. Any purported assignment or delegation without any such consent shall be void and ineffective. Subject to the foregoing provisions, this Agreement binds and inures to the benefit of the parties hereto and their respective successors and assigns.”
     14. Section 15. The following sections shall be added to Section 15 of the Base Contract:
     15.13. A reference is herein made to the Forward Sales Agreement, in substantially the form attached hereto as Exhibit 15.13 (“Forward Sales Agreement”) At Buyer’s sole election (so indicated to Seller in writing at the time this Agreement is executed), the Buyer and Seller shall contemporaneously execute and deliver such Forward Sales Contract, consistent with the volumes and weighted average fixed price contemplated therein.
     15.14. This Agreement shall be construed, enforced, and interpreted according to the laws of the State of Texas, without regard to the conflicts of law rules thereof. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Houston, Texas over any dispute or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby or thereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or action. Each party agrees that a judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
     15.15. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR TRANSACTION HEREUNDER.
     15.16. Each party represents to the other party during the term hereof as follows: (i) there are no suits, proceedings, judgments, or orders by or before any governmental authority that materially adversely affect its ability to perform this Agreement or the rights of the other party hereunder, (ii) it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and it has the legal right, power and authority and is qualified to conduct its business, and to execute and deliver this Agreement and perform its obligations hereunder, (iii) the making and performance by it of this Agreement is within its powers, and has been duly authorized by all necessary action on its part, (iv) this Agreement constitutes a legal, valid, and binding act and obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditor’s rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain same may be pending, and (v) there are no bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings pending or being contemplated by it.
     15.17. The obligations of Seller under this Agreement are guaranteed by Daugherty Petroleum, Inc., a Kentucky corporation and NGAS Resources, Inc., a British Columbian corporation as provided in that certain Guaranty dated of even date herewith.
     15.18. If any new or amended law, rule, or regulation materially prohibits Buyer from receiving or purchasing Gas from Seller hereunder substantially in accordance with the original terms of this Agreement or if results in the performance of this Agreement being rendered uneconomic, in the good faith opinion of Buyer, then Buyer and Seller shall negotiate in good faith to amend the terms of this Agreement so that (i) the new or amended law, rule, or regulation may be complied with and (ii) Buyer and Seller will both continue to receive the rights and benefits originally provided for herein, and (iii) Buyer receives the net economic benefit originally contemplated herein.

     IN WITNESS WHEREOF, Buyer and Seller have executed these Special Provisions to supplement and, where applicable, to modify and amend the Base Contract by and between the Buyer and Seller, effective for all purposes as of the Effective Date.

SEMINOLE ENERGY SERVICES, LLC
By:	/s/ Robert B. Rosene, Jr.
Robert B. Rosene, Jr.,
President

DAUGHERTY PETROLEUM, INC.
By:	./s/ William G. Barr III
William G. Barr III,
Chief Executive Officer